Exhibit 99.1

P10 HOLDINGS, INC.

2018 STOCK INCENTIVE PLAN

1. Establishment and Purpose. This 2018 Stock Incentive Plan (as the same may be amended, the “Plan”) is established by P10 Holdings, Inc., a Delaware corporation (the “Company”), as of April 11, 2018 (the “Effective Date”). The Plan is designed to enable the Company and its subsidiaries to attract, retain and motivate directors, members of management and certain other officers, key employees and service providers of the Company and its subsidiaries by providing for or increasing their proprietary interest in the Company. The Plan provides for the grant or sale of options (“Options”) to purchase shares of the common stock of the Company, par value $0.001 per share (“Shares”), that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and for the grant or sale of restricted or unrestricted Shares (“Stock Awards” and together with Options, “Awards”).

2. Stock Subject to Plan.

a. The number of Shares that may be issued pursuant to Awards granted hereunder in the aggregate shall not exceed 8,000,000 Shares, subject to adjustment under Section 10. Shares that may be issued pursuant to Awards hereunder may be authorized and unissued Shares or Shares reacquired by the Company and held as treasury stock.

b. Shares that are subject to the unexercised or otherwise forfeited portions of any Awards that expire, terminate, are cancelled or forfeited, or are reacquired by the Company pursuant to restrictions placed thereon at the time of grant, issuance or sale of such Awards shall again be available for the grant of Awards under the Plan.

3. Shares Subject to the Certificate of Incorporation. All Shares issuable under Awards issued, sold or granted pursuant to the Plan shall be subject to the terms and restrictions contained in the Certificate of Incorporation of the Company, as amended from time to time.

4. Administration of the Plan.

a. The Plan shall be administered by a committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”). If no persons are designated by the Board to serve on the Committee, the Plan shall be administered by the Board and all references herein to the Committee shall refer to the Board. The Board shall have the sole discretion to add, remove or replace members of the Committee, and shall have the sole authority to fill vacancies on the Committee.

b. The Committee shall have the sole authority, in its sole discretion, (i) to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, (ii) to construct and interpret the Plan, the rules and regulations, and the agreements and other instruments evidencing Awards sold or granted under the Plan, and (iii) to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and conclusive upon the Participants (as hereinafter defined) and all other individuals. The Committee may delegate some or all of its rights and responsibilities hereunder (other than the ability to grant Awards), and any reference herein to the Committee shall include such delegate to the extent of such delegation.

c. Subject to the express provisions of the Plan, the Committee shall determine the number of Shares subject to Awards and the terms and conditions thereof, including (to the extent applicable) the provisions relating to the exercisability, lapse and non-lapse restrictions, vesting, termination, forfeiture and settlement of Awards under the Plan. The terms upon which Awards are issued, sold or granted shall be evidenced by a written agreement, executed by the Company and the Participant (each, an “Agreement”), containing such terms and conditions as may be approved by the Committee.

5. Eligibility. Persons who shall be eligible for grants of Awards hereunder shall be those independent non-employee directors, officers, employees and other service providers (other than a provider of capital raising services) of the Company or a subsidiary of the Company who the Committee may from time to time designate to participate under the Plan (collectively, the “Participants”).

6. Terms and Conditions of Options. No Option shall be granted for a term of more than ten (10) years. In addition, no Option shall become exercisable until at least three (3) years have lapsed from the date the Option is granted. The Company shall retain the right, in its sole discretion, to settle any Option granted hereunder in either Shares or a lump sum cash payment equal to the fair market value of the Shares as of the date the Option is exercised less the applicable exercise price. The Agreement may contain such other terms, provisions, and conditions as may be determined by the Committee as long as such terms, conditions and provisions are not expressly inconsistent with the Plan.

7. Exercise Price of Options.

a. The exercise price for each Option granted hereunder shall be set forth in the Agreement. Subject to Section 7(b), in all events, the exercise price shall not be less than the fair market value of the Shares as of the date the Option is granted.

b. The fair market value of Shares for the purposes of the Plan shall be determined by the Board or the Committee, whose valuation shall be binding upon each Participant. In all events, fair market value shall be determined consistently with the requirements of Section 409A of the Code, to the extent applicable.

c. Payment of the exercise price for any Option granted hereunder shall be in cash at the time of exercise, except that, if either the Agreement so provides or the Committee in its sole discretion so permits, and if the Company is not then prohibited from doing so, such payment may be made in whole or in part with surrendered or withheld Shares, or, if the Option is settled in cash with an offset against the cash payment payable to the Participant. The Committee in its sole discretion also may on an individual basis permit payment or agree to permit payment of the exercise price of any Option by any other lawful means.

8. Terms and Conditions of Stock Awards. The sale, grant, issuance, vesting and/or settlement of any Stock Award shall occur at such time and be subject to such terms and conditions as determined by the Committee, which may include conditions based on continued employment or engagement, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Stock Awards as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company. Participants in whose name a Stock Award is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Committee.

9. Non-transferability. Unless otherwise expressly provided in the Agreement or approved by the Committee, any Award granted under the Plan shall by its terms be nontransferable by the Participant other than by will or the laws of descent and distribution (in which case such descendant or beneficiary shall be subject to all terms of the Plan applicable to the Participants) and is exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative.

10. Investment Representations. Each Agreement may contain an agreement that, upon demand by the Committee, the Participant shall deliver to the Committee at the time of receipt of any Shares upon grant, exercise or settlement of any Award a written representation that such Shares are being acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any such Shares shall be a condition precedent to the right of the Participant to receive such Shares.

11. Adjustments; Acceleration; Cancellation. In the event of any one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends, extraordinary dividends or distributions, or similar events, the Committee shall make appropriate adjustments in the number, exercise or sale price and/or type of shares or securities and other terms and conditions of previously granted and future Awards. Except as limited by Section 6 hereof, the Committee may provide in any Agreement that it may at any time accelerate the vesting or lapse of restrictions with respect to all or any portion of any Award granted, issued or sold under the Plan without the consent of the affected holder of such Award. The Agreement shall specify the treatment of Awards in connection with a change in control of the Company. Any Award granted under the Plan may be canceled at any time with the consent of the holder, and a new Award may be granted to such a holder in lieu thereof.

12. Covenants. A Participant shall, if so determined by the Committee, be subject to non-competition and non-solicitation covenants during the time that the Participant performs services for the Company or any affiliate and any period subsequent to termination specified in the applicable Agreement. In addition, at all times such a Participant shall be obligated to protect the confidential information of the Company and its affiliates, to assign to the Company all rights to any inventions while recipient is performing services for the Company and not to disparage the Company and its affiliates. Any such provisions shall be set forth in the Participant’s Agreement.

13. Conditions to Delivery of Shares; Restrictions upon Shares. The Company shall not be required to register in a Participant’s name or issue or deliver any certificate or certificates for Shares purchased upon the exercise of any Option or portion thereof or subject to any Stock Award prior to fulfillment of all of the following conditions: (i) the admission of such Shares to listing on all stock exchanges, if any, on which such class of stock is then listed; (ii) the completion of any registration or other qualification of such Shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable; (iii) the obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, deem necessary or advisable; (iv) the lapse of such reasonable period of time following the exercise of any Option or the vesting of any Stock Award as the Committee may establish from time to time for reasons of administrative convenience; and (v) the receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14. Effective Date and Duration. The Plan was adopted by the Board on the Effective Date. Awards may not be granted, sold or issued under the Plan after the tenth anniversary of the Effective Date, but Shares may thereafter be issued and payments may thereafter be made in respect of any Award granted, issued or sold prior to such date.

15. Amendment and Termination. The Board may at any time amend, suspend or terminate the Plan. The Committee may amend the Plan or any Agreement issued hereunder to the extent necessary for any Award granted, sold or issued under the Plan to comply with applicable tax or securities laws. If the Board determines that the approval of such action by the stockholders of the Company is advisable or necessary for compliance with applicable securities law, tax law, stock exchange requirement or other applicable federal or state law, no such action of the Board or the Committee shall be effective unless taken with or ratified by such approval. No Award may be issued, granted or exercised during any suspension of the Plan. No amendment, suspension or termination of the Plan or of any Agreement issued hereunder shall adversely and materially alter or otherwise materially impair any rights or obligations in any Award theretofore issued, granted, sold or issued under the Plan without the consent of the holder thereof; provided, however, that holder consent shall not be required to the extent that an amendment is necessary to avoid any adverse accounting treatment or ensure compliance with applicable laws.

16. Nature of the Plan. The Plan is intended to constitute an unfunded arrangement for a select group of directors, management and other key employees and service providers. Nothing in the Plan or an Agreement shall interfere with or limit in any way the right of the Company or its subsidiaries to terminate any Participant’s employment or service for the Company at any time or for any reason not prohibited by law, nor shall the Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company or any subsidiary.

17. Withholding Taxes. To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award. The Company shall not be required to recognize any Participant rights under an Award, to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the Shares that otherwise would be issued to a Participant under such Award or any other award held by the Participant, or by the Participant tendering to the Company cash or, if allowed by the Committee, Shares.

18. Governing Law. The Plan and any Agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to the principles of conflicts of law. Any reference in the Plan or in any Agreement to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

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DocuSign Envelope ID: 10092504-4BC6-4801-88D6-D5AFD4860B12

AMENDMENT NO. 1

to P10 HOLDINGS, INC.

2018 STOCK INCENTIVE

PLAN

WHEREAS, P10 Holdings, Inc. (the “Company”) maintains the 2018 Stock Incentive Plan (as the same may be amended, the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) has the authority under Section 15 of the Plan to amend the Plan from time to time; and

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan as set forth herein.

NOW, THEREFORE, notwithstanding anything to the contrary in the Plan, the Plan is hereby amended as follows effective as of the date set forth below:

1.	Amendment. Section 6 of the Plan is hereby amended and restated in its entirety as follows:

“Terms and Conditions of Options. No Option shall be granted for a term of more than ten (10) years. The Company shall retain the right, in its sole discretion, to settle any Option granted hereunder in either Shares or a lump sum cash payment equal to the fair market value of the Shares as of the date the Option is exercised less the applicable exercise price. The Agreement may contain such other terms, provisions, and conditions as may be determined by the Committee as long as such terms, conditions and provisions are not expressly inconsistent with the Plan.”

2.	Miscellaneous.

(a)	Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

(b)

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

(c)

Severability. If any provision of this Amendment shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions herein or in the Plan, and this Amendment shall be construed and enforced as if such provisions had not been included.

DocuSign Envelope ID: 10092504-4BC6-4801-88D6-D5AFD4860B12

IN WITNESS WHEREOF, this Amendment No.1 to the Plan is adopted as of as of this 30th day of July 2021.

P10 HOLDINGS, INC.

By:	/s/ Robert H. Alpert
Name:	Robert H. Alpert
Title:	Co-Chief Executive Officer